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                                                                 EXHIBIT 10.8(b)

                                  AMENDMENT - 2
                           BELDEN & BLAKE CORPORATION
                             1999 SEVERANCE PAY PLAN
                                SEPTEMBER 1, 2002

         Effective September 1, 2002, the Belden & Blake Corporation 1999 Severance Pay Plan is hereby amended to read:

Article III. Severance Pay.

         Section 3.1 Eligibility. It is the policy of the Company to provide Severance Pay to Employees whose employment is terminated involuntarily by the Company other than for Cause or under circumstances set forth in this Section
3.1. If an Employee resigns, abandons his job, fails to return from an approved leave of absence, initiates termination on any similar basis, or whose termination occurs by reason of his or her death or disability or in any other manner except an involuntary termination by the Company without Cause or under circumstances set forth in this Section 3.1, the Employee will not be an Eligible Employee under this Plan. In addition, an Employee will not be an Eligible Employee under this Plan if he or she is terminated by the Company for Cause.

         Notwithstanding any other provision of this Plan, an Employee otherwise meeting the criteria to be an Eligible Employee shall not be an Eligible Employee if the Employee's termination is the result of the sale of less than seventy-five (75%) percent of the Company's assets, if such Employee is offered what is in the sole opinion of the Company a comparable position with the buyer of the assets at a salary or hourly rate that is at least equal to the Employee's Base Pay, and if the principal work location of that job with the buyer of the assets is at a location which is not more than 50 miles from the principal work location of that Employee immediately prior to the sale of the assets. An Employee otherwise meeting the criteria to be an Eligible Employee shall also not be an Eligible Employee if the Employee accepts any position with the buyer of the assets, even if that position does not meet the foregoing criteria.

         If an Employee accepts employment with the buyer at any compensation level and his or her employment is terminated by the buyer without Cause as defined in Section 2.4 within six (6) months following the date of the asset sale, or if such Employee resigns from his or her

                                     -more-

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employment within six (6) months following the date of such sale in response to a reduction in the salary or hourly rate at which he or she was initially hired by the buyer, or if the principal work location of the Employee is moved after beginning employment to a location more than 50 miles from the principal work location of that Employee immediately prior to the sale of the assets, such Employee will receive Severance Pay as if Employee had not been offered employment by the Buyer.

         All other aspects of the Plan remain unchanged and are reaffirmed.

         IN WITNESS WHEREOF, Belden & Blake Corporation has caused this amendment to the Plan to be executed as of the 12th day of September, 2002.

ATTEST:                             BELDEN & BLAKE CORPORATION

/s/ Duane D. Clark                  By: /s/ John L. Schwager
---------------------------             -------------------------------------
Duane D. Clark,                         John L. Schwager
Secretary                               President and Chief Executive Officer

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